SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 28, 2008
GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (714) 667-8252

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
On June 18, 2007, Grubb & Ellis Company (the “Company”), along with its wholly owned subsidiary, GERA Property Acquisition, LLC, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Grubb & Ellis Realty Advisors, Inc. (“Realty Advisors”), a special purpose acquisition company sponsored by and affiliated with the Company.
The Purchase Agreement contemplated the transfer of three (3) commercial office properties from the Company to Realty Advisors and, if consummated, would constitute Realty Advisors’ business combination. The Company indirectly acquired the three commercial office properties — the Danbury Corporate Center in Danbury, Connecticut, Abrams Centre in Dallas and 6400 Shafer court in Rosemont Illinois — in the first half of 2007 as part of its strategy to accumulate and warehouse assets for transfer to Realty Advisors having a combined value sufficient to constitute Realty Advisors’ business combination. The Company acquired the properties for an aggregate purchase price of approximately $122.3 million, and pursuant to the Purchase Agreement, was to sell the properties to Realty Advisors on a “cost neutral basis,” plus reimbursement for the actual costs and expenses paid by the Company with respect to the purchase of the properties and imputed interest on cash advanced by the Company with respect to the properties.
Under the terms of the Purchase Agreement, the Purchase Agreement was subject to termination under certain circumstances, including but not limited to if Realty Advisors failed to obtain the requisite stockholder consents required under the laws of the State of Delaware and Realty Advisors’ charter to approve the transactions contemplated by the Purchase Agreement.
On February 28, 2008, at a special meeting of the stockholders of Realty Advisors held to vote on, among other things, the proposed transaction with the Company, Realty Advisors failed to obtain the requisite consents of its stockholders to approve its proposed business combination (i.e. the transactions contemplated by the Purchase Agreement). Specifically, of the 23,958,334 shares of Realty Advisors common stock eligible to vote with respect to the proposed transaction, stockholders holding an aggregate of 22,695,082 shares voted on the transaction. Of those stockholders voting, 17,144,944 shares were cast against the proposed business combination, and the holders of all such 17,144,944 shares also elected to convert their shares into a pro rata share of Realty Advisors’ trust account. 4,860,127 shares voted in favor of the proposed business combination, and the remaining shares did not vote with respect to the proposed transaction.
As a result thereof, Realty Advisors, in accordance with Section 8.1(f) of the Purchase Agreement, advised the Company in a letter effective February 28, 2008, that it was terminating the Purchase Agreement in accordance with its terms.
As a result of its failure to obtain the requisite stockholder approvals, Realty Advisors, in accordance with its charter, will proceed to liquidation having failed to effect a business combination within the proscribed deadline of March 3, 2008. As a consequence, the

Company will write-off in the first quarter of 2008 its investment in Realty Advisors of approximately $5.6 million, including its stock and warrant purchases, operating advances and third party costs. In addition, the various exclusive service agreements that the Company had previously entered into with Realty Advisors for transaction services, property and facilities management, and project management, will no longer be of any force or effect. The Company presently intends to market the three commercial properties so as to effect their sale on or before September 30, 2008, as required under the terms of its credit facility.
     A copy of each of the termination letter delivered by the Company to Realty Advisors effective as of February 28, 2008, and the press release issued by the Company on, February 28, 2008, is attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(a)	Exhibits

99.1	Letter of termination from Grubb &Ellis Realty Advisors, Inc. to the Company dated as of February 28, 2008.

99.2	Press release issued by the Company dated February 28, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Richard W. Pehlke
Richard W. Pehlke
Chief Financial Officer and Executive Vice President

Dated: February 29, 2008